Exhibit 99.1

Press Release

MOMENTA PHARMACEUTICALS, INC.	75 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the Fourth Quarter and Fiscal Year 2004

CAMBRIDGE, MA — February 10, 2005 – Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter 2004, the Company reported a net loss of $4.3 million compared with a net loss of $2.3 million for the same period last year.  The Company’s net loss for the fiscal year 2004 was $14.1 million compared with a net loss of $7.9 million for the prior year.

Net loss attributable to common stockholders for the fourth quarter 2004 was $4.3 million, or $0.18 per share compared with $3.0 million or $1.25 per share for the fourth quarter 2003. Net loss attributable to common stockholders for fiscal year 2004 was $36.3 million, or $2.56 per share compared to $9.8 million, or $5.02 per share, for the fiscal year 2003.  Net loss attributable to common shareholders includes the impact of the deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock and dividends and accretion to redemption value of redeemable convertible preferred stock.

“We continue to move forward on our lead product, M-Enoxaparin, a technology enabled generic version of the low molecular weight heparin drug Lovenox®, and we expect to file the ANDA for M-Enoxaparin in mid-2005,” commented Alan Crane, Chairman and Chief Executive Officer of Momenta.  “We also continue our efforts in our programs for M-Dalteparin, a technology enabled generic version of the low molecular weight heparin drug Fragmin®, and M-118, the Company’s preclinical novel low molecular weight heparin candidate targeted for acute coronary syndromes.”

“We recently announced our 2005 goals for our glycoprotein program.  During 2005, we intend to characterize the sugars on multiple glycoprotein drugs and establish a product partnership.  By applying our proprietary sugar sequencing technology to glycosylated proteins, or proteins that contain complex sugars, we believe that we broaden our product opportunities to include the $33 billion market for protein therapeutics.  Most protein and antibody drugs are glycosylated and have not been well characterized.  Glycosylation determines critical product properties, including efficacy, safety, specificity, half-life, and immunogenicity.  We believe characterization of the sugars on these drugs could have significant implications for developing follow-on proteins and engineering improved drugs,” continued Mr. Crane.

At December 31, 2004, the Company held cash, cash equivalents, and marketable securities of $55.1 million, including $1.5 million of restricted cash associated with a recent lease for its new headquarters, compared with $12.6 million as of December 31, 2003. The Company received net proceeds of $35.3 million from its initial public offering of common stock which was completed on June 25, 2004.

The Company reported revenue under its collaborative agreement with Sandoz, an affiliate of Novartis AG, of $2.8 million for the fourth quarter 2004 and $7.8 million for the fiscal year 2004. Under the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture, and commercialize M-Enoxaparin, and Sandoz is responsible for funding substantially all of the development, regulatory, legal and commercialization costs associated with M-Enoxaparin.  The Company reported collaborative revenue of $1.5 million for the fourth quarter and fiscal year 2003.

Research and development expenses for the fourth quarter 2004 were $5.5 million, compared to $2.2 million for the same period in 2003, while research and development expenses for the fiscal year 2004 were $15.7 million compared to $5.3 million for fiscal year 2003.  The increases in research and development spending for both periods were primarily due to increased personnel and related costs as a result of increased headcount, increased expenses associated with the M-Enoxaparin program and increased stock compensation expense.

General and administrative expenses for the fourth quarter 2004 totaled $1.9 million, compared with $1.6 million for the same period in 2003. General and administrative expenses for the fiscal year 2004 were $6.8 million, compared with $4.1 million for the same period in 2003. The increases in general and administrative spending for both periods were primarily due to an increase in personnel and related costs as a result of increased headcount, additional insurance coverage and increased professional fees, and for the full year, an increase in stock compensation.

Conference Call Information

Management will host a conference call on Thursday, February 10, 2005 at 10:00 am EST to provide an update on the company and discuss fourth quarter results. To access the call, please dial 800-510-0146 (domestic) or 617-614-3449 (international) prior to the scheduled conference call time and provide the access code 90341864. A replay of the call will be available approximately 2 hours after the call and will be accessible through February 17, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 40895956.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 10, 2005.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of technology-enabled generic products, improved versions of existing drugs, novel drugs, and the discovery of new biological processes.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®. Based on its understanding of complex sugars, Momenta has created a diversified pipeline of novel discovery and development candidates. Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals, Inc.’s results of operations, development and manufacturing efforts, operating expenses and any statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s final prospectus dated June 21, 2004 filed with the Securities and Exchange Commission in connection with Momenta’s initial public offering under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligation to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Momenta Pharmaceuticals, Inc.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003

Assets
Cash and marketable securities	$53,620	$12,607
Restricted cash	1,485	—
Other assets	9,225	3,477
Total assets	$64,330	$16,084
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities	$5,962	$1,843
Other liabilities	1,375	795
Redeemable convertible preferred stock	—	27,225
Stockholders’ equity (deficit)	56,993	(13,779)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$64,330	$16,084

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Collaboration revenue	$2,838	$1,454	$7,832	$1,454
Operating expenses:
Research and development*	5,492	2,196	15,722	5,347
General and administrative*	1,911	1,556	6,751	4,083
Total operating expenses	7,403	3,752	22,473	9,430
Loss from operations	(4,565)	(2,298)	(14,641)	(7,976)
Other income, net	232	32	566	31
Net loss	(4,333)	(2,266)	(14,075)	(7,945)

Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	—	(20,389)	—
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(696)	(1,852)	(1,898)
Net loss attributable to common stockholders	$(4,333)	$(2,962)	$(36,316)	$(9,843)
Basic and diluted net loss attributable to common stockholders per common share	$(0.18)	$(1.25)	$(2.56)	$(5.02)
Shares used in computing basic and diluted net loss attributable to common stockholders per common share	24,559	2,361	14,177	1,961

*Includes stock-based compensation of the following:

Research and development	$554	$95	$873	$173
General and administrative	(54)	290	1,146	683
Total stock-based compensation	$500	$385	$2,019	$856

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189